Exhibit 16.1

October 26, 2017

Securities and Exchange Commission

Office of Chief Accountant

100 F Street N.E.

Washington, D.C. 20549

Re: Gopher Protocol, Inc.

File Ref. No. 000-54530

We have read the statements made by Gopher Protocol, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8- K, as part of Gopher Protocol, Inc. Form 8-K report dated October 24, 2017. We agree with such statements as they pertain to our Firm in such Form 8- K.

We have no basis to agree or disagree with any other statements of the Company contained in Item 4.01.

Regards,

/s/Anton & Chia, LLP

Anton & Chia, LLP